Exhibit 99

Premier People,

Products and Services

Premcor Inc.

1700 East Putnam

Suite 500

Old Greenwich, CT 06870

203-698-7500

203-698-7925 fax

PREMCOR ANNOUNCES FIRST QUARTER 2003 RESULTS

OLD GREENWICH, Connecticut, April 29, 2003—Premcor Inc. (NYSE: PCO) today reported net income from continuing operations before special items of $55.4 million, or $.80 per share, for the first quarter ended March 31, 2003, compared to a net loss from continuing operations before special items of $12.4 million, or $.39 per share, in the first quarter of 2002.

Special items for the first quarter of 2003 included a pretax charge of $16.6 million related to the expected disposition of the company’s Hartford, Illinois refinery assets and a pretax loss of $7.0 million on the early retirement of debt. These charges were partially offset by a $1.6 million pretax reduction in the reserve the company established last year for the restructuring of its corporate office activities. In the first quarter of 2002, special items included a pretax charge of $131.2 million relating to the plan to discontinue refining operations at the Hartford refinery and a pretax charge of $10.8 million, primarily due to severance and other costs associated with management changes and the company’s corporate office restructuring. In addition to the special items, in the first quarter of 2003, Premcor had an after-tax loss from discontinued operations of $4.3 million related to certain lease obligations resulting from the bankruptcy of the purchaser of the company’s former retail operations. There were no results of discontinued operations in the prior-year period. Including the effect of the special items and the loss from discontinued operations, Premcor reported net income of $37.5 million, or $.54 per share, for the first quarter ended March 31, 2003, compared to a net loss of $99.7 million, or $3.14 per share, in the first quarter of 2002.

The company believes the special items described above are not indicative of its core operating performance. The company’s Board of Directors typically excludes these items in determining incentive compensation. A reconciliation of these special items to the company’s results reported in accordance with generally accepted accounting principles is as follows (in millions, except per share amounts):

	2003		2002
	Net Income (Loss)	Per Share	Net Income (Loss)	Per Share
Net income (loss) from continuing operations, excluding special items	$55.4	$0.80	$(12.4)	$(0.39)
After-tax special items:
Refinery restructuring and other charges	(9.3)	(0.14)	(87.3)	(2.75)
Loss on extinguishment of debt	(4.3)	(0.06)	—	—

Net income (loss) from continuing operations	41.8	0.60	(99.7)	(3.14)
Loss from discontinued operations	(4.3)	(0.06)	—	—

Net income (loss) available to common stockholders	$37.5	$0.54	$(99.7)	$(3.14)

Included in Premcor’s first quarter results was stock-based compensation expense of $4.3 million pretax, equal to $.04 per share after tax. Premcor is one of the few major U.S. independent refiners that currently expense this non-cash compensation item. Absent the stock-based compensation expense, Premcor’s first quarter net income from continuing operations, excluding special items would have been $.84 per share.

Thomas D. O’Malley, Premcor’s Chairman and Chief Executive Officer, said, “We are pleased with Premcor’s first quarter results. Industry conditions were robust during February and March, after getting off to a weak start in January. Refining margins and crude oil price differentials were the best we have seen since 2001. Demand for refined products was extremely strong during the period due to the cold weather in the Northeast and Midwest. We also saw U.S. gasoline demand hit all-time highs. On the product supply side, the oil workers’ strike in Venezuela transformed that country from a major exporter to an importer of refined products for most of the quarter. The strike, coupled with unusually heavy U.S. refinery maintenance in February and March, reduced product supplies during the quarter. This supply-demand dynamic brought U.S. product inventories to their lowest levels in ten years on a demand-covered basis. Light-heavy crude oil price differentials were wide during the quarter as incremental OPEC shipments brought an increased supply of heavy-sour barrels onto the market during a period of extremely high benchmark crude oil prices.”

O’Malley continued, “While the strong margins and light-heavy spread helped Premcor during the quarter, high natural gas and prompt-month crude oil prices hurt us in ways our investors need to understand clearly. As explained in our SEC filings, natural gas is Premcor’s largest single variable expense item. Our operating costs are sensitive to the price of natural gas because our refineries purchase and consume approximately 29 million mmbtus annually to fuel their operations. Roughly 80 percent of this volume is at our Port Arthur refinery, with the balance at Lima. Memphis does not purchase meaningful quantities of natural gas. The majority of our natural gas requirements are purchased through long-term contracts on a calendar month basis that fix the price at the beginning of the month. Our current long-term natural gas supply contracts expire in August. We have reduced—and will further reduce—our reliance on this expensive fuel, and we are currently exploring the most cost-effective purchasing strategy for Premcor going forward. Nevertheless, natural gas will continue to be an important cost component. Each $1.00/mmbtu change in the average natural gas price results in a $29 million change in Premcor’s cost structure on an annual basis. Our budgeted production cost for 2003 was based on a natural gas price of $3.00/mmbtu. Our actual cost for the first quarter was $6.32/mmbtu, and our actual cost for the month of April is roughly $5.00/mmbtu.

“Turning to crude oil prices, with the addition of the Memphis refinery, Premcor’s domestic crude input is now over 300,000 barrels per day. As a buyer of domestic crude for pipeline delivery, we are required to commit to the volume and price of those crude supplies approximately one month in advance of actually processing the crude into refined products. Our goal as a merchant refiner is to achieve the refining margin available in the market on a daily basis, but we are exposed to the risk of prices fluctuating significantly between the time we enter into the crude oil purchase commitment and the time we actually process the crude oil into refined products. As more fully described in our SEC filings, which I urge our investors to read carefully, our quarterly earnings may be materially impacted by changes in the price of crude oil and the risk management activities we undertake to mitigate those changes. Risk management measures may or may not be cost-effective depending on market conditions, and it is at best an inexact science.”

Commenting on Premcor’s growth during the quarter, O’Malley said, “We took a major step forward this quarter in our effort to grow Premcor’s earnings base by completing the Memphis refinery acquisition on schedule on March 3. As a light-sweet refinery processing 170,000 barrels per day, Memphis has increased Premcor’s refining capacity by 45 percent and has added more resiliency to our earnings profile. Our employees worked diligently to ensure a seamless transition, and the refinery is operating well under Premcor management. I am pleased to be able to say that Memphis has been profitable from Day One.”

Looking ahead, O’Malley said, “The second quarter is off to a solid start. Refining margins and the light-heavy spread have declined from their first quarter peaks, but nonetheless they have been strong quarter-to-date. The WTI-Maya differential has averaged over $8.00 per barrel for the month, while the Gulf Coast 2-1-1 crack spread has averaged over $3.80 per barrel, and the
Chicago 3-2-1 crack spread has stayed over $7.00 per barrel.

These strong indicators are supported by a tight U.S. inventory position in both middle distillates and gasoline going into the summer driving season. We have seen ample shipments of crude oil, and barring significant cutbacks by the heavy crude oil producers, we expect the light-heavy spread to remain reasonably wide. As for operations, while Premcor’s first quarter results reflected scheduled maintenance at the Lima refinery and only 29 days’ contribution from the Memphis refinery, our second quarter will benefit from an absence of major scheduled maintenance and the availability of Memphis for the entire period. Given the above margins, differentials, and natural gas prices, as well as a stable crude oil price environment, we would expect the second quarter to exceed our first quarter’s profitability.”

The company’s regular quarterly conference call concerning the quarters’ results will be webcast live today at 10:00 a.m. eastern time on the Investor Relations section of the Premcor Inc. web site at www.premcor.com.

Premcor Inc. is one of the largest independent petroleum refiners and marketers of unbranded transportation fuels and heating oil in the United States.

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including the company’s current expectations with respect to future market conditions, future operating results, the future performance of its refinery operations, and other plans. Words such as “expects,” “intends,” “plans,” “projects,” “believes,” “estimates,” “may,” “will,” “should,” “shall,” and similar expressions typically identify such forward-looking statements. Even though Premcor believes the expectations reflected in such forward-looking statements are based on reasonable assumptions, it can give no assurance that its expectations will be attained. Factors that could cause actual results to differ materially from expectations include, but are not limited to, operational difficulties, varying market conditions, potential changes in gasoline, crude oil, distillate, and other commodity prices, government regulations, and other factors contained from time to time in the reports filed with the Securities and Exchange Commission by the company and its subsidiary, The Premcor Refining Group Inc., including quarterly reports on Form 10-Q, reports on Form 8-K, and annual reports on Form 10-K.

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Contacts:

Premcor Inc.

Joe Watson, (203) 698-7510 (Media/Investors)

Karen Davis, (314) 854-1424 (Investors)

Michael Taylor, (314) 719-2304 (Investors)

Premcor Inc. and Subsidiaries

Earnings Release

	Three months ended March 31,
	2003	2002
	(in millions except per share amounts, unaudited)

Operating revenues	$2,508.3	$1,228.3
Cost of sales	2,240.9	1,061.6

Gross margin	267.4	166.7
Operating expenses	117.2	114.5
General and administrative expenses	11.7	14.5
Stock-based compensation	4.3	1.9
Depreciation and amortization	24.1	22.2
Restructuring and other charges	15.0	142.0

Operating income (loss)	95.1	(128.4)
Interest expense and finance income, net	(25.3)	(31.0)
Loss on extinguishment of long-term debt	(7.0)	—
Income tax benefit (provision)	(21.0)	61.4
Minority interest	—	0.8

Net income (loss) from continuing operations	41.8	(97.2)
Discontinued operations, net of tax	(4.3)	—
Preferred stock dividends	—	(2.5)

Net income (loss) available to common stockholders	$37.5	$(99.7)

Net income (loss) per common share (fully-diluted):
Income (loss) from continuing operations	$0.60	$(3.14)
Discontinued operations	(0.06)	—

Net income (loss)	$0.54	$(3.14)

Weighted average common shares outstanding (in millions)	69.6	31.8

	March 31, 2003	December 31, 2002
Summarized Balance Sheet Information

Cash and short-term investments:
Premcor Inc.	$54.1	$40.7
Premcor USA Inc.	0.6	10.2
The Premcor Refining Group Inc.	257.5	121.4

Consolidated cash and short-term investments	312.2	172.3
Cash restricted for debt service	53.8	61.7
Other working capital	232.6	86.9
Total assets	3,221.0	2,323.0
Long-term debt, including current maturities:
Premcor USA Inc.	10.5	40.1
The Premcor Refining Group Inc.	1,165.2	884.8

Consolidated long-term debt	1,175.7	924.9
Total common stockholders’ equity	1,052.4	704.0

Premcor Inc. and Subsidiaries

Earnings Release

	Three months ended March 31,
	2003	2002
	(unaudited)
Selected Volumetric and Per Barrel Data

Production (Mbbls per day)	455.3	444.2
Crude oil throughput (Mbbls per day)	430.1	434.2
Total crude oil throughput (millions of barrels)	38.7	39.1

Per barrel of throughput:
Gross margin	$6.91	$4.27
Operating expenses	3.03	2.93

Market Indicators (dollars per barrel)

West Texas Intermediate, or “WTI” (sweet)	$34.13	$21.59
Crack Spreads:*
Gulf Coast 2/1/1	5.51	2.44
Chicago 3/2/1	6.42	3.68
Crude Oil Differentials:
WTI less WTS (sour)	3.61	1.32
WTI less Maya (heavy sour)	7.62	5.43
WTI less Dated Brent (foreign)	2.60	0.42
Natural Gas (per mmbtu)	6.05	2.20

*	Per barrel margin indicator for the conversion of crude oil into finished products. The first number represents the number of barrels of West Texas Intermediate crude oil, priced at Cushing, Oklahoma. The second and third numbers represent the number of barrels of conventional gasoline and high sulfur diesel fuel produced, priced in their respective regional market.

Premcor Inc. and Subsidiaries

Earnings Release

	Three months ended March 31, 2003				Three months ended March 31, 2002
Selected Refinery Data (unaudited)	Port Arthur	Lima	Memphis*	Total	Port Arthur	Lima	Hartford**	Total
Operating results (dollars in millions):
Gross margin:
Gulf Coast 2/1/1	$121.1	$—	$ 26.2	$147.3	$50.9	$—	$ —	$50.9
Chicago 3/2/1	—	76.7	—	76.7	—	46.2	20.8	67.0
Crude oil differentials to benchmark	125.6	(17.4)	(0.6)	107.6	101.0	(2.3)	11.7	110.4
Product differentials to benchmark	(68.3)	(1.4)	5.5	(64.2)	(47.4)	(2.5)	(11.7)	(61.6)

Realized gross margin	178.4	57.9	31.1	267.4	104.5	41.4	20.8	166.7
Operating expenses	73.5	35.4	8.3	117.2	65.7	29.7	19.1	114.5

Net refining margin	104.9	22.5	22.8	150.2	38.8	11.7	1.7	52.2
Depreciation and amortization	13.6	6.0	0.9	20.5	12.5	5.9	2.9	21.3

Per barrel of throughput (in dollars):
(Based on crude oil throughput data shown on following page)
Gross margin:
Gulf Coast 2/1/1	$5.51	$—	$ 5.51	$3.81	$2.44	$—	$ —	$1.30
Chicago 3/2/1	—	6.42	—	1.98	—	3.68	3.68	1.72
Crude oil differentials to benchmark	5.71	(1.46)	(0.13)	2.78	4.84	(0.18)	2.07	2.83
Product differentials to benchmark	(3.11)	(0.12)	1.16	(1.66)	(2.27)	(0.20)	(2.07)	(1.58)

Realized gross margin	8.11	4.84	6.54	6.91	5.01	3.30	3.68	4.27
Operating expenses	3.34	2.96	1.74	3.03	3.15	2.37	3.37	2.93

Net refining margin	4.77	1.88	4.80	3.88	1.86	0.93	0.31	1.34
Depreciation and amortization	0.62	0.50	0.19	0.53	0.60	0.47	0.51	0.55

Calculation methodology:

Although the Company manages its refinery business, including feedstock acquisition and product marketing, on an integrated basis, for analytical purposes, the business results shown here have been allocated to the individual refineries. The foundation for determining realized gross margin by refinery is a daily valuation of actual refinery feedstocks at market and a daily valuation of actual refinery production at market. The result of this calculation is a standard refinery gross margin. Since it is not possible to ratably deliver daily priced feedstocks to our refineries and since it is not possible to realize the value of refinery production on the day it is produced, the actual refinery gross margin differs from the standard. These differences arise from the fact that crude oil is often purchased and priced well in advance of the time that it is consumed and the value of refinery production can be fixed before or after it is produced and is further determined by the channel of trade through which it is marketed. Inventory fluctuations and hedging activities with their attendant product grade, location and time basis risks lead to further deviations from the standard daily feedstock and product valuations. These variations from the standard are allocated to each refinery on a reasonable basis, usually driven by volume of crude input. As a result of these allocations, the individual refinery realized gross margins presented here do not reflect the results that would be reported if separately accounted for in accordance with generally accepted accounting principles. The Company believes this individual refinery information is helpful in understanding its operating results.

*	Acquired March 2003. Operating results reflect 29 days of operations averaged over the first quarter of 2003. Actual crude oil throughput for the 29 days of operations was 163,972 bpd.

**	Closed September 2002

Premcor Inc. and Subsidiaries

Earnings Release

	Three months ended March 31, 2003				Three months ended March 31, 2002
Selected Volumetric Data (in thousands of barrels per day, unaudited)	Port Arthur	Lima	Memphis*	Total	Port Arthur	Lima	Hartford**	Total
Feedstocks:
Crude oil throughput:
Sweet	—	128.2	52.1	180.3	—	134.4	—	134.4
Light/Medium sour	33.4	4.6	0.8	38.8	49.0	5.3	55.0	109.3
Heavy sour	211.0	—	—	211.0	182.7	—	7.8	190.5

Total crude oil	244.4	132.8	52.9	430.1	231.7	139.7	62.8	434.2
Unfinished and blendstocks	13.6	(2.5)	1.1	12.2	(16.7)	1.1	2.6	(13.0)

Total feedstocks	258.0	130.3	54.0	442.3	215.0	140.8	65.4	421.2

Total crude oil throughput, in millions of barrels	22.0	12.0	4.8	38.7	20.9	12.6	5.7	39.1

Production:
Light products:
Conventional gasoline	85.8	66.2	22.8	174.8	72.6	78.6	32.3	183.5
Premium and reformulated gasoline	32.2	11.9	3.1	47.2	13.9	11.2	3.8	28.9
Diesel fuel	74.2	23.9	16.0	114.1	64.3	17.4	20.1	101.8
Jet fuel	27.0	17.8	8.8	53.6	26.9	22.7	—	49.6
Petrochemical products	17.3	6.4	2.6	26.3	15.9	8.1	3.3	27.3

Total light products	236.5	126.2	53.3	416.0	193.6	138.0	59.5	391.1
Petroleum coke and sulfur	27.9	2.3	0.1	30.3	33.2	2.7	5.1	41.0
Residual oil	5.2	2.7	1.1	9.0	9.2	1.6	1.3	12.1

Total production	269.6	131.2	54.5	455.3	236.0	142.3	65.9	444.2

*	Acquired March 2003. Volumetric data for production and consumption reflects 29 days of operations averaged over the first quarter of 2003. Actual crude oil throughput during the 29 days of operations was 163,972 bpd.

**	Closed September 2002